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                                                                   EXHIBIT 3.1.1

                           CERTIFICATE OF AMENDMENT OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  ARQULE, INC.

         ArQule, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         Pursuant to a meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment pursuant to a meeting in accordance with Sections 212 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

VOTED: That ARTICLE FOURTH of the Company's Amended and Restated Certificate of Incorporation be amended to increase the authorized capital stock of the Company from 30,000,000 to 50,000,000 shares of its Common Stock, $.01 par value per share.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this ___ day of June, 2001.

                                    ARQULE, INC.


                                    /s/ Stephen A. Hill
                                    ----------------------------------
                                    Stephen A. Hill
                                    President and Chief Executive Officer